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                                                               Exhibit 10.17


                           NBC Interactive Media, Inc.
                              30 Rockefeller Plaza
                            New York, New York 10112



                                                               December 29, 1999


Mr. Steve Maloney
President & CEO
Intelligent Information Incorporated
181 Harbor Drive, 3rd Fl.
Stamford, CT  06902

Dear Steve:

         As you know, we at NBC Interactive Media ("NBC") are excited about working with Intelligent Information Incorporated ("III") regarding a wireless distribution deal for certain of our interactive properties. Pending the execution of one or more definitive distribution agreements (each, a "Distribution Agreement") and certain other documentation as more fully described below, this letter agreement will confirm our discussions regarding our relationship as follows:

1. Distribution. (a) III shall make wireless distribution services available to NBC and its affiliates (including, for example, NBC Internet, Inc., MSNBC Interactive News LLC and CNBC.com LLC) (each, an "NBC Entity") for use in connection with their interactive content offerings. III shall provide each NBC Entity with a Distribution Agreement with terms and conditions, including marketing fee allocations and distribution and performance metrics, no less favorable to such NBC Entity than those provided to any other customer of III contracting for a similar volume of services.

         (b) Following execution of any Distribution Agreement, to the extent III offers a lower price or a more favorable marketing fee allocation to any customer contracting for a similar volume of services, such lower price shall automatically be applied on a going forward basis to each of the Distribution Agreements. At any time during the term of the Distribution Agreements, an NBC Entity may request, and III shall promptly provide, an officer's certificate certifying that III has been and remains in compliance with this Section.

2. Preferred Placement: Each Distribution Agreement shall provide, to the extent technically feasible within the III wireless services, Preferred Placement (as defined below) for NBC's interactive properties and affiliates with respect to the type of content distributed pursuant to such Distribution Agreement (for example, a Distribution Agreement for MSNBC.com would provide Preferred Placement for MSNBC in the news category); provided that III shall not be required to provide such Preferred Placement if exclusivity or Preferred Placement for such type of content has been provided, prior to the execution of the Distribution Agreement, to a third party not affiliated with III. Preferred Placement shall mean (a) where a link to or display of content appears on a list, such link or content is in the default, top-most and left-most position; or (b) when a link to or display or content appears in a format other than a list, the link or content is more visually prominent, or at a higher rate of exposure, than other content partners.
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3. Promotion: (a) III will make five percent (5%) of its unused inventory of wireless advertising taglines available to the interactive properties of the NBC Entities following execution of any Distribution Agreement; provided that if more than one NBC Entity enters into a Distribution Agreement, the first two NBC Entities that enter into Distribution Agreements with III shall allocate such unused inventory equally between them. The value of this inventory for purpose of this Agreement shall be calculated at the III rate card for run of service taglines in effect at the time such taglines are ordered.

         (b) The taglines shall promote the products and services of NBC and its affiliates, and may not advertise, promote or mention any other product, service, web site or third party whatsoever without the prior written consent of
III. In addition, with respect to the placement or delivery of such taglines on any particular wireless network, III may reject such taglines if they would compete with or violate the rights of any other advertiser, sponsor or III distribution partner, as determined by III in its sole discretion and in good faith.

         (c) III will provide marketing funds at a mutually agreed upon level to NBC and the NBC Entities in support of the joint wireless initiatives of III and the NBC Entities, but in no event shall the amount of marketing funds provided to NBC and the NBC Entities be less than the value of the advertising taglines provided to NBC and the NBC Entities. These funds will be used in support of marketing activities at the discretion of the parties.

4. Warrants. (a) Upon execution of each Distribution Agreement by III and NBC Entity, III will grant to NBC for distribution to itself or, pursuant to NBC's instructions, in whole or in part, to such NBC Entity, a fully-vested warrant (each, a "Warrant") to purchase up to 20,000 shares of III's Common Stock at an exercise price equal to $10.00 per share. In the event the first Distribution Agreement is executed on or before March 31, 2000, the Warrant granted in consideration therefore shall be for 30,000 shares (the "Bonus Shares"). The aggregate number of shares available hereunder, including the Bonus Shares, shall not exceed 110,000 shares. NBC shall use its commercially reasonable efforts to cause the NBC Entities to enter into Distribution Agreements with III.

         (b) Each Warrant shall expire three (3) years following its issuance and shall not terminate upon an initial public offering or change of control of
III. Subject to any relevant securities laws, rules and regulations, each Warrant, as well as the equity acquired through exercise thereof, will be freely transferable by NBC or such NBC Entity and may be exercised in whole or in part. When exercising any Warrant, NBC or such NBC Entity shall have the right to either (i) purchase the total number of shares of equity which such Warrant entitles NBC or such NBC Entity to purchase at the exercise price described above or (ii) receive the net number of shares of equity arising from the difference between the market price of such equity at the date of exercise and the exercise price for the Warrant.

5. Public Relations. Each party will issue a press release announcing the relationship between the parties, with each such press release subject to the approval of the other party. NBC will provide a reasonable level of public relations resources to promote the strategic alliance between of III and NBC.

6. Term. The term of this Letter Agreement shall be two (2) years and, during such period, each NBC Entity shall have the right to enter into a Distribution Agreement with a term of up to three (3) years, with each such term commencing upon the execution of each such Distribution Agreement.
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         It is expressly understood that this Letter Agreement constitutes a binding obligation on the parties. This Letter Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts law. This Letter Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement

         If you are in agreement with the above terms and conditions, please indicate your acceptance by signing in the space provided below, and return one original to me. This Letter Agreement shall be null and void if not signed within two (2) days of the date set forth above.



                                                     Sincerely,

                                                     NBC Interactive Media, Inc.

                                                     /s/ Margaret T. Murphy
                                                     ----------------------
                                                     Margaret T. Murphy
                                                     Vice President

Acknowledged and agreed:

Intelligent Information Incorporated

/s/ Stephen G. Maloney
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Stephen G. Maloney
President & CEO